Exhibit 12.1

September 29, 2025

FullPAC, Inc.

1206 Laskin Road, Suite 201-o

Virginia Beach, VA 23451

Re: FullPAC, Inc. Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to FullPAC, Inc., a Nevada corporation (the “Company”), with respect to certain legal matters in connection with the preparation of the Company’s Offering Statement on Form 1-A (the “Offering Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Offering Statement relates to the issuance and sale of (i) up to 10,000,000 shares (the “Offered Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) warrants to be issued to Dawson James Securities, Inc. (the “Placement Agent”) to purchase up to 700,000 shares (the “Placement Agent Warrants”) of Common Stock (the “Warrant Shares”), and (iii) the Warrant Shares, in the case of (ii) and (iii), pursuant to that certain the Engagement Agreement, dated as of September 18, 2025, by and between the Company and the Placement Agent (the “Engagement Agreement”). The Offered Shares, the Placement Agent Warrants and the Warrant Shares are referred to herein as the “Securities.”

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies of (i) the Articles of Incorporation of the Company, and Bylaws of the Company, each as amended and/or restated as of the date hereof, as applicable; (ii) certain resolutions of the board of directors of the Company related to the filing of the Offering Statement; (iii) the Offering Statement and all exhibits thereto; (iv) the form of Placement Agent Warrants; (v) the Engagement Agreement; (vi) the form of subscription agreement (collectively, the “Subscription Agreements”), (vii) the specimen Common Stock certificate; (viii) a certificate executed by an officer of the Company, dated as of the date hereof; and (ix) such other corporate records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the laws of the State of Nevada.

Haynes and Boone, LLP	2323 Victory Avenue | Suite 700 | Dallas, TX 75219 T: 214.651.5000 | haynesboone.com

In rendering the opinion set forth herein, we have assumed that, at the time of the issuance of the Securities, (i) the Offering Statement and any amendments thereto (including post-qualification amendments) will have become qualified and will remain qualified; (ii) any required supplements to the Offering Statement will have been delivered to the purchaser of the Offered Shares or, with respect to the Warrants and the Warrant Shares, the Placement Agent, as required in accordance with applicable law; (iii) the resolutions of the board of directors of the Company referred to above will not have been modified or rescinded; (iv) there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or fully paid status of the Common Stock; and (v) the Company will receive consideration for the issuance of the Offered Shares and Warrant Shares and that is at least equal to the par value of the Common Stock.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	Upon the delivery of the Offered Shares against payment therefor in accordance with the Subscription Agreements, the Offered Shares will be validly issued, fully paid and nonassessable.
2.	The Placement Agent Warrants have been duly authorized by the Company and, when the warrant agreement is executed by the Company and delivered to the purchaser(s) thereof against payment therefore in accordance with the terms of the Engagement Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
3.	The Warrant Shares, when issued in accordance with the terms of the Placement Agent Warrants, will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared, and is to be understood, in accordance with the customary practice of lawyers who regularly give and regularly advise recipients regarding opinion letters of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of Regulation A, and no opinions may be inferred or implied beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Offering Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Offering Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP